SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 4

TO

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

FLEETWOOD ENTERPRISES, INC.

(Name of Subject Company (Issuer)

FLEETWOOD ENTERPRISES, INC.

(Name of Filing Person (Issuer)

5% Convertible Senior Subordinated Debentures due 2023
(Title of Class of Securities)

(339099AC7 and 339099AD5)
(CUSIP Number of Class of Securities)

Leonard J. McGill, Esq.
Senior Vice President, Corporate Development, General Counsel & Secretary
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503
(951) 351-3500
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

with copies to:

Steven R. Finley, Esq. James J. Moloney, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000	James R. Tanenbaum, Esq. Morrison & Forester LLP 1290 Avenue of the Americas New York, New York 10104 (212) 336-4335

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$100,000,000	$3,930

*

Estimated solely for the purpose of determining the amount of the filing fee.  The transaction value is $100,000,000, which is based on the aggregate principal amount of the 5% Convertible Senior Subordinated Debentures due 2023 (the “Old Debentures”) that are sought for exchange, as of one day prior to the filing date of this Schedule TO.

**	Registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed October 30, 2008.

☒

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	Amount Previously Paid: $3,930	Filing Party: Fleetwood Enterprises, Inc.
	Form or Registration No.: Form S-4 333-154840	Date Filed: October 30, 2008
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes to designate any transactions to which the statement relates:
	☐	third party tender offer subject to Rule 14d-1.
	☒	issuer tender offer subject to Rule 13e-4.
	☐	going-private transaction subject to Rule 13e-3.
	☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. ☒

INTRODUCTORY STATEMENT

This Amendment No. 4 to the Tender Offer Statement on Schedule TO (this “Amendment”) amends the Issuer Tender Offer Statement on Schedule TO filed by Fleetwood Enterprises, Inc., a Delaware corporation (the “Company”), on October 30, 2008, as amended (this “Schedule TO”).  This Amendment relates to the Company’s offer to exchange (the “Exchange Offer”) up to $103,000,000 aggregate principal amount of the Company’s new 14% Senior Secured Notes due 2011 (the “New Notes”) and up to 14,000,000 shares of its common stock, having an aggregate value of up to $10,500,000 (the “Shares”), for any and all of the Company’s currently outstanding 5% Convertible Senior Subordinated Debentures due 2023 (“Old Debentures”) validly tendered and accepted in accordance with the terms and subject to the conditions set forth in the Prospectus forming a part of the Company’s Registration Statement (No. 333-154840) on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2008 (as amended on November 28, 2008, December 3, 2008, December 8, 2008 and as may be further amended from time to time, the “Registration Statement”), and in the related Letter of Transmittal, which are filed as exhibits (a)(1)(A) and (a)(1)(B) to this Amendment, respectively.

This Amendment is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(4) promulgated under the Securities Exchange Act of 1934, as amended.

Item 4.         Terms of the Transaction.

Item 4 of this Schedule TO is hereby amended and supplemented as follows:

The Exchange Offer expired at 5:00 p.m., New York City time, on December 11, 2008.  Based on a final count, the Company has been advised by the exchange agent, that $79,071,000 principal amount of Old Debentures were tendered and not withdrawn prior to such time.  The Company will accept all such Old Debentures properly tendered in accordance with the terms and conditions of the Exchange Offer and, in exchange therefor, it will (i) issue approximately $81,438,000 in aggregate principal amount of New Notes and 11,069,940 Shares as promptly as practicable and (ii) pay cash for any accrued and unpaid interest as of December 10, 2008.  On December 11, 2008, the Company issued a press release announcing the final results of the Exchange Offer.  A copy of this press release is filed as Exhibit (a)(5)(D) to this Schedule TO and is incorporated herein by this reference.

Item 12.         Exhibits.

Item 12 of this Schedule TO is amended and restated as follows:

Exhibit Number	Description

(a)(1)(A)	Prospectus dated December 9, 2008 (filed on December 12, 2008 pursuant to Rule 424(b)(3) of the Securities Act of 1933 and incorporated herein by this reference).

(a)(1)(B)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(C)

Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(D)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(E)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(F)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(5)(A)

Press Release dated October 30, 2008 (filed on Form 8-K on October 30, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(a)(5)(B)

Press Release dated November 6, 2008 (filed on Form 8-K on November 6, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(a)(5)(C)

Press Release dated November 28, 2008 (filed on Form 8-K on November 28, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(a)(5)(D)

Press Release dated December 11, 2008 (filed on Form 8-K on December 12, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(b)	Not applicable.

(d)(1)

Form of Indenture relating to 14% Senior Secured Notes due 2011, by and between Fleetwood Enterprises, Inc., the Guarantors and Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent. (incorporated herein by reference to Exhibit 4.10 of Amendment No. 3 to our Registration Statement (No. 333-154840) on Form S-4 filed on December 8, 2008.)

(d)(2)	Form of Senior Secured Note due 2011 (included in Exhibit (d)(1)).

(d)(3)

Amended and Restated Stock Purchase Agreement dated as of May 12, 2008 among Fleetwood Enterprises, Inc., Fleetwood Holdings, Inc., FTCA, LLC, and FTCA Real Estate, LLC (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on May 16, 2008).

(d)(4)

Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(5)

Amended and Restated Declaration of Trust of Fleetwood Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated herein by reference to our Registration Statement on Form S-4 filed on April 9, 1998).

(d)(6)	Form of employment agreement between Fleetwood and senior executive officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(7)	Form of employment agreement re: change in control between Fleetwood and senior officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(8)	Amended and Restated Deferred Compensation Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 1996).

(d)(9)	Amended and Restated Supplemental Benefit Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(10)	2005 Deferred Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 23, 2005).

(d)(11)	Amended and Restated Benefit Restoration Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(12)	Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(13)	Amended and Restated 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(14)	Securities Purchase Agreement, dated as of July 26, 2006 (incorporated herein by reference to our Current Report on Form 8-K filed on July 28, 2006).

(d)(15)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on May 19, 2005).

(d)(16)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on December 17, 2004).

(d)(17)	Alternative Form of Non-Qualified Stock Option Agreement for 1992 Stock-Based Incentive Compensation Plan (incorporated by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(18)	Employment agreement between Fleetwood and Elden L. Smith as of March 8, 2005 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(19)	Description of Director cash compensation (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(20)	Elden L. Smith Stock Option Plan and Agreement (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(21)

Form of Employment Agreement between Fleetwood and certain senior executive officers, adopted July 2002 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 2002).

(d)(22)	Form of Non-Qualified Stock Option Agreement for 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(23)	2002 Long-Term Performance Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended October 27, 2002).

(d)(24)	Form of Non-Qualified Stock Option Agreement for 1992 Stock Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(25)	2005 Senior Executive Short-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit A to our Definitive Proxy Statement filed on August 12, 2005).

(d)(26)	Amendment to Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on June 15, 2006).

(d)(27)	Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(28)	Fleetwood Enterprises, Inc. Form of Restricted Stock Award Agreement dated September 13, 2007 (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(29)	Form of executive officer employment agreement (incorporated herein by reference to our Current Report on Form 8-K filed on January 24, 2007).

(d)(30)	Form of executive officer employment agreement (amending 2001 form) (incorporated herein by reference to Exhibit 10.1 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(31)	Form of executive officer employment agreement (amending post-2001 form) (incorporated herein by reference to Exhibit 10.2 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(32)	Form of executive officer change-in-control agreement (incorporated herein by reference to Exhibit 10.3 in our Current Report on Form 8-K filed on November 16, 2007).

(g)	Not applicable.

(h)	Not applicable.

Item 13.         Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule TO is true, complete and correct.

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Leonard J. McGill
Leonard J. McGill
Senior Vice President, Corporate Development,
General Counsel & Secretary

Date: December 11, 2008

Index to Exhibits

Exhibit Number	Description

(a)(1)(A)	Prospectus dated December 9, 2008 (filed on December 12, 2008 pursuant to Rule 424(b)(3) of the Securities Act of 1933 and incorporated herein by this reference).

(a)(1)(B)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(C)

Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(D)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(E)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(F)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(5)(A)

Press Release dated October 30, 2008 (filed on Form 8-K on October 30, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(a)(5)(B)

Press Release dated November 6, 2008 (filed on Form 8-K on November 6, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(a)(5)(C)

Press Release dated November 28, 2008 (filed on Form 8-K on November 28, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(a)(5)(D)

Press Release dated December 11, 2008 (filed on Form 8-K on December 12, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, and incorporated herein by this reference).

(b)	Not applicable.

(d)(1)

Form of Indenture relating to 14% Senior Secured Notes due 2011, by and between Fleetwood Enterprises, Inc., the Guarantors and Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent. (incorporated herein by reference to Exhibit 4.10 of Amendment No. 3 to our Registration Statement (No. 333-154840) on Form S-4 filed on December 8, 2008.)

(d)(2)	Form of Senior Secured Note due 2011 (included in Exhibit (d)(1)).

(d)(3)

Amended and Restated Stock Purchase Agreement dated as of May 12, 2008 among Fleetwood Enterprises, Inc., Fleetwood Holdings, Inc., FTCA, LLC, and FTCA Real Estate, LLC (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on May 16, 2008).

(d)(4)

Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(5)

Amended and Restated Declaration of Trust of Fleetwood Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated herein by reference to our Registration Statement on Form S-4 filed on April 9, 1998).

(d)(6)	Form of employment agreement between Fleetwood and senior executive officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(7)	Form of employment agreement re: change in control between Fleetwood and senior officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(8)	Amended and Restated Deferred Compensation Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 1996).

(d)(9)	Amended and Restated Supplemental Benefit Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(10)	2005 Deferred Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 23, 2005).

(d)(11)	Amended and Restated Benefit Restoration Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(12)	Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(13)	Amended and Restated 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(14)	Securities Purchase Agreement, dated as of July 26, 2006 (incorporated herein by reference to our Current Report on Form 8-K filed on July 28, 2006).

(d)(15)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on May 19, 2005).

(d)(16)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on December 17, 2004).

(d)(17)	Alternative Form of Non-Qualified Stock Option Agreement for 1992 Stock-Based Incentive Compensation Plan (incorporated by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(18)	Employment agreement between Fleetwood and Elden L. Smith as of March 8, 2005 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(19)	Description of Director cash compensation (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(20)	Elden L. Smith Stock Option Plan and Agreement (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(21)

Form of Employment Agreement between Fleetwood and certain senior executive officers, adopted July 2002 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 2002).

2

(d)(22)	Form of Non-Qualified Stock Option Agreement for 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(23)	2002 Long-Term Performance Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended October 27, 2002).

(d)(24)	Form of Non-Qualified Stock Option Agreement for 1992 Stock Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(25)	2005 Senior Executive Short-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit A to our Definitive Proxy Statement filed on August 12, 2005).

(d)(26)	Amendment to Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on June 15, 2006).

(d)(27)	Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(28)	Fleetwood Enterprises, Inc. Form of Restricted Stock Award Agreement dated September 13, 2007 (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(29)	Form of executive officer employment agreement (incorporated herein by reference to our Current Report on Form 8-K filed on January 24, 2007).

(d)(30)	Form of executive officer employment agreement (amending 2001 form) (incorporated herein by reference to Exhibit 10.1 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(31)	Form of executive officer employment agreement (amending post-2001 form) (incorporated herein by reference to Exhibit 10.2 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(32)	Form of executive officer change-in-control agreement (incorporated herein by reference to Exhibit 10.3 in our Current Report on Form 8-K filed on November 16, 2007).

(g)	Not applicable.

(h)	Not applicable.

3